Exhibit 99.1

745 Seventh Avenue
New York, NY 10019
United States

June 2, 2017

CONSENT OF BARCLAYS CAPITAL INC.

We hereby consent to (i) the inclusion of our opinion letter, dated April 23, 2017, to the Board of Directors of RLJ Lodging Trust (the “Company”), as Annex B to the joint proxy statement/prospectus that forms a part of the Registration Statement on Form S-4 of the Company, as filed by the Company on June 2, 2017 (the “Registration Statement”), relating to the proposed business combination transaction between the Company and FelCor Lodging Trust Incorporated and (ii) the references in the Registration Statement to such opinion and our firm in the Registration Statement under the headings “Summary — Opinion of RLJ’s Financial Advisor,” “The REIT Merger — Background of the Merger,” “The REIT Merger — Recommendation of the RLJ Board and Its Reasons for the Mergers” and “The REIT Merger — Opinion of RLJ’s Financial Advisor.”

In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the rules and regulations adopted by the U.S. Securities and Exchange Commission thereunder, nor do we admit that we are experts with respect to any part of the Registration Statement within the meaning of the term “experts” as used in the U.S. Securities Act of 1933, as amended, or the rules and regulations of the U.S. Securities and Exchange Commission thereunder.

Very truly yours,

BARCLAYS CAPITAL INC.

By:	/s/ Ragavan Bala
Name:	Ragavan Bala
Title:	Managing Director